                                                                                                                Exhibit 10.2
PRODUCTION AGREEMENT

This Production Agreement is made effective as of March 23, 2005 by and between PC Products Inc. (“PCPI”), a wholly owned subsidiary of Com-Guard, Inc., 26Zone, Inc. (“26Zone”), a California corporation, and Wintergreen Systems, a division of Market Development Specialists, Inc., an Indiana corporation. Com-Guard is the Parent Company and as it pertains to law, is a party to this Agreement.

Wintergreen currently is a manufacturer of finished computer goods, such as desktop computers, notebook computers, and servers. PCPI wishes to engage Wintergreen to assemble computer hardware for PCPI, using parts that PCPI either supplies to Wintergreen or parts for which PCPI finances for purchase by Wintergreen. In order to assist PCPI, Wintergreen will also transfer certain inventory to PCPI, and also certain general intangibles to PCPI, as provided in this Agreement. In addition, Wintergreen will transfer certain of its sales accounts to PCPI, for PCPI to act as the Seller, under the terms of a Sales and Marketing Agreement dated the same date as this Agreement (“Sales and Marketing Agreement”). Finally, Wintergreen will also contract with PCPI for technical support and warranty coverage for computer hardware sold pursuant to this Agreement (the “Support and Service Agreement”). This Agreement, the Sales and Marketing Agreement and the Support and Service Agreement (collectively, the “Transaction Agreements”) are each inter-related, and the execution and ongoing performance of each is a portion of the consideration for Wintergreen to enter into each other of the Transaction Agreements.

In consideration of the mutual promises and covenants herein, and also in consideration of the Sales and Marketing Agreement and the Support and Service Agreement, PCPI and Wintergreen hereby agree as follows:

1.	Services Covered by Agreement. This Agreement concerns certain assembly and support services to be provided by Wintergreen to PCPI.

2.
Purchase and Sale of Services. Wintergreen will assemble one hundred percent (100%) of the product (Computer Systems) to be sold to Accounts (as defined in the Sales and Marketing Agreement). The timing of production and delivery of Computer Systems shall be acceptable to Wintergreen and PCPI according to the purchase orders from the transferred accounts. In addition, if PCPI contracts for the sale of computer hardware, which sale is not made by Wintergreen or one of its agents, representatives or affiliates (an “Outside Sale”), then Wintergreen shall have a right of first refusal to assemble and/or manufacture the products for the Outside Sale. The right of first refusal shall be defined as PCPI notifying Wintergreen in writing, of a prospective Outside Sale, including all of the terms and conditions for such production, including quantity, pricing, and delivery information. Wintergreen shall then have ten business days from the receipt of the notice from PCPI in which to accept the production of the computer hardware for the Outside Sale (the “Option Period”). If Wintergreen accepts the terms and conditions of the Outside Sale, then Wintergreen shall produce all of the products sold under that Outside Sale. If Wintergreen fails to notify PCPI within the Option Period, or if Wintergreen notifies PCPI that it rejects the terms and conditions, then PCPI shall be entitled to have another company provide the computer hardware for the Outside Sale, on the same terms and conditions as included in the notice to Wintergreen. Wintergreen shall have a right of first refusal on all Outside Sales, even if an Outside Sale is an increase in quantity from a prior Outside Sale.

3.
Service Prices. Fees charged by Wintergreen to PCPI for the services provided under this Agreement will be as shown in Exhibit A (“Production Fees”). PCPI shall pay Wintergreen the Production Fees within ten days of the receipt by PCPI of the payment for the Computer Systems, except as specifically referenced in Exhibit “A”.

4.	Term. The initial term of this Agreement shall be five (5) years from the signing of the Transaction Agreements. This Agreement may be terminated only as provided in Section 10.

5.
Computerized Tracking of Product. Wintergreen agrees that it shall provide a plan, no later than 45 days from the signing of this agreement, the ability to electronically track the status of any product produced under this Agreement. To the extent that Wintergreen is required to invest in new equipment or software for such tracking ability, PCPI shall reimburse Wintergreen for such expenses within ten days of notice from Wintergreen, which notice shall itemize all reimbursable expenses. PCPI and Wintergreen will mutually agree on the amount and time frame for the monies to be spent.

6.
Proprietary Rights. PCPI undertakes and agrees to defend at PCPI’s own expense actions or proceedings brought against Wintergreen, and any of Wintergreen’s representatives, agents, dealers or customers (each a “Person”) for actual or alleged infringement of any existing United States copyright, industrial design right, trade secret, patent, or other proprietary rights from the Proprietary Software which was supplied by PCPI from Com-Guard Inc. as provided herein. PCPI further agrees to pay and discharge any and all judgments or decrees which may be rendered in any such suit, action or proceeding against any Person.

Neither party shall disclose, provide or otherwise make available any confidential information concerning the products, operations, methods, processes, data, specifications, or any other confidential, financial or business information which it learns from the other during the course of its performance of this Agreement. Any such information shall be subject to the same degree of security, protection and confidentiality as the receiving party uses to preserve information of a similar nature. No confidentiality obligations will apply to information which the recipient can establish is in the public domain, is previously known to recipient without an obligation of confidentiality, is independently developed, or is obtained from a third party that does not have an obligation to keep the information confidential. Provisions of this confidentiality section shall survive termination or expiration of this Agreement and continue for a period of five (5) years, as to all of information, as such information remains confidential information.

7.
Transfer of Inventory and Intangibles. Effective on the Transfer Date of this Agreement, Wintergreen shall transfer certain inventory reviewed and approved by PCPI and 26Zone, listed on Exhibit “B”, and also certain general intangibles, to PCPI. The purchase price for the inventory shall be that price mutually agreed upon by Wintergreen, PCPI and 26Zone in their sole discretion, and shall be no less than Wintergreen’s acquisition cost of such inventory (“Inventory Payment”). After mutual agreement the payment will be made within 15 days of the agreed purchase price of the inventory. The parties shall reflect the Inventory Payment on Exhibit “B” when agreed upon. The intangibles transferred by Wintergreen to PCPI shall include certain customer accounts currently serviced directly by Wintergreen, and also include the ongoing sales and service support as provided in the Sales and Marketing Agreement and the Service and Support Agreement attached hereto. The purchase price for the general intangibles shall be 3.5 million shares of CGUD common stock to be earned according to the “Earning of Shares” as described in Exhibit C. PCPI will effect an S-8 Registration Statement for the purpose of providing registered S-8 shares to Mr. John Levy as a consultant to the company, in accordance with the time line as described in Exhibit C.

8.
Supply of Computer Components. PCPI shall provide at no cost to Wintergreen, or finance for Wintergreen’s acquisition, all computer components necessary to assemble the Computer Systems. These components shall be acceptable to Wintergreen in its sole discretion. Wintergreen and PCPI agree that, to the fullest extent possible, they shall use 26Zone to supply computer components for the production of the computer systems contemplated under this Agreement. 26Zone agrees to use its best efforts to provide quality components in a timely fashion, as specified by Wintergreen. PCPI anticipates that it will continue to provide the financing or direct provision of computer components as necessary to support the production of the Computer Systems, as long as practicable.

9.
Provisions applicable to Com-Guard. Com-Guard is the Parent Company and as it pertains to law is a party to this Agreement. In addition, Com-Guard agrees to vote the stock of PCPI such that the directors of PCPI elect John Levy, or such other individual(s) as identified by Wintergreen, to hold offices which constitute no less than one-half of the officers of PCPI, unless Wintergreen waives this voting requirement in writing. The officers of PCPI which are identified by Wintergreen shall have management and other responsibilities similar to or greater than those officers elected by PCPI which are not identified

10.	Termination. Wintergreen or PCPI may terminate this Agreement, in the event:
a.	Insolvency - the other party shall become insolvent or otherwise generally be unable to pay debts as they come due, or make a general assignment for the benefit of creditors.
b.	Bankruptcy - A petition under any bankruptcy act or similar statute is filed by a creditor of the other party or by the other party and is not vacated within ten (10) days through court order.
c.
Failure to Perform - Wintergreen or PCPI fails to perform according to the Transaction Agreements as previously agreed upon. There shall be a 30 day notice period in writing and a 30 day cure period for any breach.

d.	Other breach - Wintergreen or PCPI may terminate this Agreement if any other Transaction Agreement is terminated for any reason.

11.	Shipping Instructions. Orders will be placed using shipping instructions as mutually agreed upon by PCPI and Wintergreen.

12.
Force Majeure. Neither PCPI nor Wintergreen shall be liable to the other for any delay in or failure of performance of their respective obligations hereunder if such performance is rendered impossible or impracticable by reason of fire, explosion, earthquake, drought, embargo, war, riot, act of God or of public enemy, an act of governmental authority, agency or entity, or any other similar contingency, delay, failure or cause, beyond the reasonable control of the party whose performance is affected, irrespective of whether such contingency is specified herein or is presently occurring or anticipated by either party. In the event either party is prevented from fulfilling its obligations under this Agreement because of such a force majeure as described herein, both Wintergreen and PCPI shall make every effort to continue to maintain as much as possible the supplier-customer relationship established under this Agreement. However, if PCPI or Wintergreen is unable to meet its obligations hereunder because of the conditions described above, then this Agreement shall be extended by such time period as such conditions exist. As an example, if a condition of force majeure exists for 10 weeks, this Agreement shall be extended by ten weeks and all applicable dates in this Agreement shall be extended by ten weeks. No provision of this Section shall be construed to excuse PCPI from payment of amounts owed Wintergreen under this Agreement.

13.	Assignment. This Agreement is not assignable without the written consent of the other party.

14.
Entire Agreement. This Agreement, the Sales Agreement and the Service Agreement and the terms and conditions referenced in any purchase order issued by PCPI in connection with this Agreement (to the extent not inconsistent in whole or in part with this Agreement) constitute the entire agreement and understanding between the parties with respect to the subject matters herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written, between them with respect to such matters. Both parties agree that the terms and conditions of any Wintergreen or PCPI quotation, offer, acknowledgment or similar document, however designated, shall not apply.

15.
Waiver. The provisions of this Agreement may be waived, altered, amended, or repealed in whole or in part only upon the written consent of PCPI and Wintergreen. The waiver by either party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement.

16.
Severability. Invalidation of any of the provisions contained herein, or the application of such invalidation thereof to any person, by legislation, judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other person, and the same shall remain in full force and effect, unless enforcement as so modified would be unreasonable or grossly inequitable under all the circumstances or would frustrate the purposes hereof.

17.
Counterparts. Section headings contained herein are for ease of reference only and shall not be given substantive effect. This Agreement may be signed in one or more counterparts, each to be effective as an original.

18.
Arbitration. In the event of a dispute arising under this Agreement, such dispute shall be resolved by binding arbitration through submission of the issue to a member of the American Arbitration Association who is chosen by mutual agreement of the parties. If mutual agreement cannot be reached, then each party shall select an arbitrator, and those arbitrators shall select another arbitrator to act as arbitrator for the dispute. Arbitration shall be held in a mutually agreed upon location; if no location shall be agreed upon, then arbitration shall be in the venue where the wronging party resides. Expenses of the Arbitration shall be paid as decided

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FINAL PC Products Inc. and Wintergreen Systems Production Contract

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.

PC Products, Inc.	Wintergreen Systems, by its parent, Market Development Specialists, Inc.
("PCPI")	("Wintergreen")

By:	By:
Name:	Name:
Title:	Title:

26 Zone
(“26 Zone”)

By:    ____________

Name: ______________________________

Title: _______________________________

FINAL PC Products Inc. and Wintergreen Systems Production Contract

EXHIBIT A
(Fees)

Gross Profit- for purpose of this Agreement and the Transaction Agreements, Gross Profit will be defined as the difference between Sales Price and the Bill of Material cost of the product (inclusive of freight, insurance , financing fees and license fees) without any other cost added.

Wintergreen shall receive 20% of the Gross profit for the Production portion of the Transaction Agreements.

Notwithstanding the foregoing, for the first 60 days following the Transfer Date, or until 10,000 Computer Systems have been assembled by Wintergreen, whichever occurs first, PCPI shall pay to Wintergreen, upon order of Computer Systems, an amount equal to Ten Dollars ($10) for each Computer System ordered (“Advance Payment”). The Advance Payments shall be deducted from the initial Gross Profit amounts payable to Wintergreen.

EXHIBIT B

Listing of Inventory to be sold:

To be supplied in a later date.

 EXHIBIT C

Earning of 3,500,000 Shares

Milestone 1. within 30 days of Transfer Date 1 million shares

Milestone 2. 625,000 shares no later than 90 days after Transfer Date

Milestone 3. 625,000 shares no later than180 days after Transfer Date

Milestone 4. 625,000 shares no later than 270 days after Transfer Date

Milestone 5. 625,000 shares 360 days after Transfer Date

SBDS02 DANDERSON 314128v3